Exhibit 99.2

2829 Westown Parkway
Suite 200
West Des Moines, IA 50266
515-223-3788 Office
800-422-3087 Toll Free
515-223-7424 Fax

October 21, 2005

«NAME»

Attn: General Manager

«ADD1»

«ADD2»

«ADD3»

Dear Shareholder:

The enclosed “Preference Ballot for FCStone Class I Director – Northwestern Region” is being sent to our stockholders located within the Northwestern Region. Our Bylaws provide for our stockholders located within the Northwestern Region to cast preference ballots to be used as a part of the nomination process leading to election of a Class I Director from the Northwestern Region to the FCSTONE Board of Directors. Any person who is a resident of the Northwest Region and who is employed by a stockholder from the Northwestern Region is eligible to be a Class I Director from the Northwestern Region.

As provided by our Bylaws, the Board of Directors appointed a nominating committee composed of three persons from the Northwestern Region. This nominating committee has provided the candidate listed on the enclosed Preference Ballot. Information concerning such candidate’s background is also enclosed. Please indicate your preference for the person to be selected by the Board of Directors as the Class I Director nominee from the Northwestern Region for election at our annual meeting.

FCSTONE will prepare and deliver to you free of charge a proxy statement in connection with its annual meeting of stockholders which is expected to be held on January 5, 2006. At this annual meeting, the stockholders of the company will elect directors of FCSTONE to fill vacancies created by the expiration of the terms of three Class I Directors and the Class II Director. You should read the proxy statement when it is available because it contains important information. FCSTONE’s proxy statement for the annual meeting of stockholders will be filed with the Securities and Exchange Commission and will be available free of charge on the SEC web site at www.sec.gov.

Please contact me if you have any questions on the above.

Sincerely,

Paul G. “Pete” Anderson, President

PREFERENCE BALLOT FOR FCSTONE CLASS I DIRECTOR-NORTHWESTERN REGION

As provided in FCSTONE’s Bylaws, this Preference Ballot (the “Ballot”) is being sent to our stockholders located within the Northwestern Region (the “Northwestern Members”). Article III, Sections 4 and 5 of FCSTONE’s Bylaws provide for nomination procedures for the position of each Class I Director. Section 4 provides for the appointment of nominating committees for each region for which a Class I director term is to expire. Section 5 provides for a preference ballot listing candidates provided by the applicable nominating committee to be delivered to the shareholders from the applicable region. The nominating committee for the Northwestern Region provided the candidate listed below. This Ballot may be cast for the listed candidate or for any other person eligible to be a Class I Director from the Northwestern Region. A single nominee for Class I Director from the Northwestern Region will then be selected by the Board of Directors after considering the results of the Preference Ballots returned on or before November 30, 2005, and that single nominee will be reported to and placed in nomination before FCSTONE’s annual meeting to be held next January.

INSTRUCTIONS: Please complete, sign and return this Ballot to the address shown below on or before November 30, 2005.

Corporate Counsel

FCStone Group, Inc.

2829 Westown Parkway, Suite 200

West Des Moines, IA 50266

The following person, who is an employee of a stockholder of FCStone Group, Inc. from the Northwestern Region, is preferred by the undersigned for nomination at the annual meeting for election as the Class I Director from the Northwestern Region:

	Name of Nominee	Name of Nominee’s Employer
☐	Doug Derscheid	Central Valley Ag Cooperative, O’Neill, NE

☐

Please sign below:

«NAME»
«ADD3»

By: